Exhibit 99.1

Scepter Holdings, Inc. (OTC: BRZL) Announces exclusive Letter of Intent to purchase Matchpoint Connection, LLC

Las Vegas, NV - Accesswire – November , 2024 — Scepter Holdings, Inc. (OTC: BRZL), announced today that it has signed a Letter of Intent to purchase Matchpoint Connection, LLC (Matchpoint) in its entirety. Upon the completion of the transaction, Matchpoint will be a wholly owned subsidiary of Scepter, and the current management team will continue to operate the business. Matchpoint is a trailblazing platform revolutionizing the Name, Image, and Likeness (NIL) market, offering an all-encompassing solution that connects athletes with brands for NIL opportunities while ensuring compliance with the latest NIL regulations.

Scepter believes that the acquisition will position the company to capitalize on the rapidly growing NIL and athlete endorsement markets by complementing its existing influencer optimization software, AdaptAI. In addition to its seamless athlete-brand matchmaking capabilities, Matchpoint stands out with its innovative suite of offerings. These include a custom university white-label solution, collective payment processing, revenue share payment tools, and a platform that sources and connects brand deals for athletes. These features enable Matchpoint to provide a secure, transparent, and efficient ecosystem for athletes, brands, universities, and agencies.

Since recent NCAA rule changes opened the NIL market, college athletes have gained unprecedented opportunities to leverage their personal brands and monetize their likeness. Scepter believes that Matchpoint has established itself as a leader in this burgeoning landscape, ensuring regulatory compliance and operational efficiency while driving value for all stakeholders.

Scepter Holdings views this proposed acquisition as a transformative step toward expanding its sports management portfolio and cementing its position as a frontrunner in the NIL sector, particularly in first-mover NIL compliance and comprehensive athlete-brand engagement solutions.

“This agreement aligns with Scepter Holdings’ strategic vision of building our company that bridges sports with social media and influencer management. The NIL ecosystem has evolved rapidly, and Matchpoint Connection has proven itself as a reliable and innovative platform for athletes and brands to connect,” said Adam Nicosia, CEO of Scepter Holdings. “By acquiring Matchpoint, Scepter Holdings will be uniquely positioned to deliver unparalleled compliance solutions in the NIL space, setting a standard for transparency and regulatory adherence that will give athletes and brands confidence in the evolving NIL landscape.”

“This acquisition will allow us to expand our reach and resources to better serve athletes and brands alike,” said Brian Oliver, Matchpoint CEO . “We are excited to join Scepter Holdings, whose strategic backing will enable us to accelerate innovation and grow our impact within the NIL market.”

As a publicly traded company, Scepter Holdings (OTC: BRZL) is committed to driving shareholder value by pursuing growth opportunities that align with emerging market trends. This proposed acquisition aligns with the company’s goal to enter into the collegiate athlete market, providing a diversified offering that responds to the needs of a new generation of brand-savvy athletes and a unique market for NIL compliance.

The transaction is expected to close by the end of 2024, pending the fulfillment of certain conditions as outlined in the Letter of Intent, including the drafting and execution of a definitive purchase agreement by the parties. There can be no assurances Scepter will close the acquisition of Matchpoint, or the timing of the closing. The Letter of Intent will terminate if the parties do not enter into a definitive purchase agreement in the 90-day period following the date of the Letter of Intent, unless the parties mutually agree to extend such period.

About AdaptAI

AdaptAI uses exceptional technology to leverage data and identify influencers to deliver the most profitable results for client brands.

The AdaptAI platform is a Software-as-a-Service (SAAS) based AI system that creates a proprietary ‘data fingerprint’ for client products data and even the entire company and, then matches them with influencers best positioned to succeed in promotion. AdaptAI also leverages AI to determine which influencers will generate the most attention - in specifically curated audiences.

AdaptAI analyzes proprietary data gathered by influencers for each specific campaign as additional feedback to inform ongoing promotions and to further refine its algorithm and monetize accumulated data.

About Matchpoint Connection, LLC Matchpoint Connection, LLC is a leading NIL compliance and brand-athlete connection platform. Based on a proprietary digital platform, Matchpoint connects athletes and brands for secure and transparent NIL partnerships, enabling brands to navigate the evolving athlete endorsement landscape while ensuring regulatory compliance. It also provides custom university white-label solutions, collective payment processing, and revenue sharing payment tools,

About Scepter Holdings, Inc.

Scepter Holdings manages the marketing of products, data and companies through its AdaptAI software platform that efficiently matches products with the influencers that will generate the best results. Data from these transactions is accumulated and analyzed to fine tune AdaptAI and to provide even more revenue for its clients. The Company has expertise manufacturing, distributing, marketing, and selling online consumer packaged goods, and seeks to leverage its expertise with AdaptAI to create a global platform that will capitalize on data as an asset and efficiently match it with appropriate influencers.

For more information, please visit our website: http://scepterbrands.com

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including economic slowdown affecting companies, our ability to successfully develop products, rapid change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Scepter’s filings with the Securities and Exchange Commission, which factors may be incorporated herein by reference. Forward-looking statements may be identified but not limited by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Investors Contact:

Investor Relations

702-482-8593

info@scepterbrands.com